EXHIBIT 1.2

Form of Participating Broker Agreement

FORM OF PARTICIPATING BROKER AGREEMENT

CNL INCOME PROPERTIES, INC.

THIS PARTICIPATING BROKER AGREEMENT (the “Agreement”) is made and entered into as of the      day of                     , 20    , between CNL SECURITIES CORP., a Florida corporation (the “Managing Dealer”), and                      (the “Broker”).

WHEREAS, CNL INCOME PROPERTIES, INC., a Maryland Real Estate Investment Trust (the “Company”), proposes to offer and sell up to 200,000,000 common shares of common stock, par value $0.01 per share, in the Company (the “Shares”) to the general public, pursuant to a public offering (the “Offering”) of the Shares pursuant to a prospectus (the “Prospectus”) filed with the Securities and Exchange Commission (“SEC”); and

WHEREAS, the Company is registering with the SEC for public sale in the Offering a maximum of 200,000,000 of its Shares, to be issued and sold for an aggregate purchase price of $2,000,000,000 (195,000,000 Shares to be offered to the public and 5,000,000 Shares to be offered pursuant to the Company’s reinvestment plan). The Shares are to be sold for a per share cash purchase price of $10.00, and the minimum purchase by any one person is 500 shares except as otherwise indicated in the Prospectus or in any letter or memorandum from the Company to the Managing Dealer; and

WHEREAS, the Managing Dealer, which has heretofore entered into a Managing Dealer Agreement with the Company pursuant to which it has been designated the Managing Dealer to sell and manage the sale by others of the Shares pursuant to the terms of such agreement and the Offering, is a corporation incorporated in and presently in good standing in the State of Florida, and is presently registered with the Florida Securities Commission and with the National Association of Securities Dealers, Inc. (“NASD”) as a securities broker-dealer qualified to offer and sell to members of the public securities of the type represented by the Shares; and

WHEREAS, the Broker is an entity organized and presently in good standing in the state(s) and/or foreign jurisdictions in which it does business, presently registered as a broker-dealer with the NASD, and presently licensed by the appropriate regulatory agency of each jurisdiction in which it will offer and sell the Shares as a securities broker-dealer qualified to offer and sell to members of the public securities of the type represented by the Shares or exempt from all such registration requirements; and

WHEREAS, the Company has filed with the SEC a registration statement on Form S-11, including a preliminary or final prospectus, for the registration of the Shares under the Securities Act of 1933, as amended (“1933 Act”) (such registration statement, as it may be amended, and the prospectus and exhibits on file with the SEC at the time the registration statement becomes effective, including any post-effective amendments or supplements to such registration statement or prospectus after the effective date of registration, being herein respectively referred to as the “Registration Statement” and the “Prospectus”); and

WHEREAS, the offer and sale of the Shares shall be made pursuant to the terms and conditions of the Registration Statement and the Prospectus and, further, pursuant to the terms and conditions of all applicable securities laws of all jurisdictions in which the Shares are offered and sold; and

WHEREAS, the Managing Dealer desires to retain the Broker to use its best efforts to sell the Shares, and the Broker is willing and desires to serve as a broker for the Managing Dealer for the sale of the Shares upon the following terms and conditions:

NOW, THEREFORE, in consideration of the premises and terms and conditions thereof, it is agreed between the Managing Dealer and the Broker as follows:

1. Relationship.

(a) Subject to the terms and conditions herein set forth, the Managing Dealer hereby retains the Broker to use its best efforts to sell for the account of the Company all or any portion of the Shares described in the Registration Statement. The Broker hereby accepts such retention and covenants, warrants and agrees to sell the Shares according to all of the terms and conditions of the Registration Statement, all applicable state and federal laws, including the 1933 Act, and any and all regulations and rules pertaining thereto, heretofore or hereafter issued by the SEC and the NASD as well as all laws and regulations of foreign jurisdictions. The Broker and its associated persons shall have no authority to give any information or make any representations in connection with any offer or sale of the Shares other than as contained in the Prospectus, the Registration Statement, or the Approved Sales Literature (as defined below), each as amended and supplemented.

(b) The Broker shall use its best efforts, promptly following receipt of written notice from the Managing Dealer of the effective date of the Registration Statement, to sell the Shares to such persons and according to all such terms as are contained in the Registration Statement and the Prospectus. The Broker shall comply with all requirements set forth in the Registration Statement and the Prospectus. The Broker shall use and distribute, in connection with the offer and sale of the Shares, only the Prospectus and such sales literature and advertising as shall conform in all respects to any restrictions of local law and the applicable requirements of the 1933 Act, and which has been approved in writing by the Company or the Managing Dealer (“Approved Sales Literature”). The Managing Dealer reserves the right to establish such additional procedures as it may deem necessary to ensure compliance with the requirements of the Registration Statement, and the Broker shall comply with all such additional procedures to the extent that it has received written notice thereof.

(c) Notwithstanding anything to the contrary contained in Section 2 of this Agreement, in the event that the Managing Dealer pays any commission to the Broker for sale of one or more Shares and the subscription is rescinded as to one or more of the Shares covered by such subscription, the Managing Dealer shall decrease the next payment of commissions or other compensation otherwise payable to the Broker by the Managing Dealer under this Agreement by an amount equal to the commission rate established in Section 2 of this Agreement, multiplied by the number of Shares as to which the subscription is rescinded. In the event that no payment of commissions or other compensation is due to the Broker after such withdrawal occurs, the Broker shall pay the amount specified in the preceding sentence to the Managing Dealer within ten (10) days following mailing of notice to the Broker by the Managing Dealer stating the amount owed as a result of rescinded subscriptions.

(d) All monies received for purchase of any of the Shares shall be forwarded by the Broker to the Company for delivery to Wachovia Bank, N.A. (the “Escrow Agent”), where such monies will be deposited in an escrow account established by the Company solely for such subscriptions. The Broker may accept checks made payable to either the Company or the Escrow Agent. Subscriptions will be executed as described in the Registration Statement. Broker agrees to instruct subscribers to make their checks payable to the Escrow Agent. If Broker receives a check for a subscription made out to anyone other than the Company or the Escrow Agent, Broker shall return such check directly to such subscriber no later than the end of the next business day following its receipt. Checks received by Broker which conform to the foregoing instructions shall be transmitted to the Escrow Agent or to the Company with accompanying subscription documents pursuant to one of the following methods:

(i) Where, pursuant to Broker’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are received, such checks will be transmitted by noon of the next business day following receipt by the Broker; and

(ii) Where, pursuant to Broker’s internal supervisory procedures, final internal supervisory review is conducted at a different location, checks will be transmitted by noon of the next business day following receipt by the Broker to the office of the Broker conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn transmit such checks for deposit to the Escrow Agent by noon of the next business day following receipt thereof by the Final Review Office.

The Company will forward any properly completed checks it receives from the Broker to the Escrow Agent as soon as practicable following processing (unless such subscriptions are rejected prior to forwarding to the Escrow Agent, in which case they will be returned to the prospective investor). In conjunction with all of the foregoing procedures, investor checks and subscription documentation delivered on Saturdays, Sundays and holidays will be treated as not having been received until the first business day thereafter.

2. Compensation of Broker.

The Managing Dealer shall pay the Broker, as compensation for all services to be rendered by the Broker hereunder a commission up to 6.5% on sales of Shares by such Broker, subject to reduction as specified in this Section 2 and the Prospectus. From its marketing support fee, the Managing Dealer will allow to any Broker which agrees to use their internal marketing support personnel to assist the Managing Dealer’s marketing team and their internal marketing communication tools to promote the Company as set forth below, up to 2.5% on sales of Shares by such Broker. Such commission rates shall remain in effect during the full term of this Agreement unless otherwise changed by a written agreement between the parties hereto. A sale of Shares shall be deemed to be completed only after the Company receives a properly completed subscription agreement for Shares from the Broker evidencing the fact that the investor had received a final Prospectus for a period of not less than five (5) full business days, together with payment of the full purchase price of each purchased Share from a buyer who satisfies each of the terms and conditions of the Registration Statement and Prospectus, and only after such subscription agreement has been accepted in writing by the Company. Such compensation shall be payable to the Broker by the Managing Dealer after such acceptance of the subscription agreement; provided however, that compensation or commissions shall not be paid by the Managing Dealer: (i) other than from funds received as compensation or commissions from the Company for the sale of its Shares; (ii) until any and all compensation or commissions payable by the Company to the Managing Dealer have been received by the Managing Dealer; and (iii) if the commission payable to any broker-dealer or salesman exceeds the amount allowed by any regulatory agency. The Broker shall not reallow any commissions to non-NASD members. The Company (and the Managing Dealer) may pay reduced commissions or may eliminate commissions on certain sales of Shares, including the reduction or elimination of commissions in accordance with the following paragraph of this Section 2. Any such reduction or elimination of commissions will not, however, change the net proceeds to the Company.

The following persons and entities may purchase Shares net of 7.0% commissions and the 3.0% marketing support fee, at a per Share purchase price of $9.00 (assuming no other discounts apply): (i) A registered principal or representative of the Managing Dealer or a Broker (and the immediate family members of any of the foregoing persons); (ii) employees, officers and directors of the Company or the Advisor, or of the Affiliates of either of the foregoing entities (and the immediate family members of any of the foregoing persons), and any Plan (as defined in the Prospectus) established exclusively for the benefit of such persons or entities; (iii) a client of an investment adviser registered under the Investment Advisers Act of 1940, as amended, or under applicable state securities laws; and (iv) a person investing in a bank trust account with respect to which the decision-making authority for investments made has been delegated to the bank trust department. For purposes of this paragraph, “immediate family members” means such person’s spouse, parents, children, grandparents, grandchildren and any such person who is so related by marriage such that this includes “step-” and “-in law” relations as well as such persons so related by adoption. The amount of proceeds to the Company will not be affected by eliminating commissions and marketing support fees payable in connection with sales to investors described in this paragraph. In addition, Brokers that have a contractual arrangement with their clients for the payment of fees on terms that are inconsistent with the acceptance of all or a portion of the commissions and the marketing support fee may elect not to accept all or a portion of their compensation in the form of commissions and the marketing support fees offered by the Company for Shares that they sell. In that event, such Shares shall be sold to the investor net of 7.0% commissions and the 3.0% marketing support fee at a per share purchase price of $9.00.

In addition, in connection with the purchase and subsequent purchase of certain minimum numbers of Shares, the amount of commissions otherwise payable may be reduced in accordance with the volume discounts schedule set forth in the Prospectus.

Eligibility to receive the marketing support fee is conditioned upon the Broker’s compliance with one or more of the following conditions. Any determination regarding the broker’s compliance with the listed conditions will be made by the Managing Dealer, in its sole discretion.

(a) The Broker has internal marketing support personnel (telemarketers, marketing director, etc.) who assist the Managing Dealer’s marketing team;

(b) The Broker has and uses internal marketing communications vehicle(s) to promote the Company. Vehicles may include, but are not restricted to, newsletters, conference calls, cassette tapes, internal mail, etc.;

(c) The Broker will respond to investors’ inquiries concerning monthly statements, valuations, distribution rates, tax information, annual reports, reinvestment and redemption rights and procedures, the financial status of the Company and the real estate markets in which the Company has invested;

(d) The Broker will assist investors with reinvestments and redemptions; and/or

(e) The Broker will provide other services requested by investors from time to time and will maintain the technology necessary to adequately service investors.

By initialing here, Broker agrees to the terms of eligibility for the marketing support fee set forth above. Should the Broker choose to opt out of this provision, it will not be eligible to receive the marketing support fee and no initial is necessary.                      (Initials)

3. Association with Other Dealers

It is expressly understood between the Managing Dealer and the Broker that the Managing Dealer may cooperate with other broker-dealers who are registered as broker-dealers with the NASD and duly licensed by the appropriate regulatory agency of each state in which they will offer and sell the Shares or with broker-dealers exempt from all such registration requirements. Such other participating broker-dealers may be retained by the Managing Dealer as brokers on terms and conditions identical or similar to this Agreement and shall receive such rates of commission as are agreed to between the Managing Dealer and the respective other participating broker-dealers and as are in accordance with the terms of the Registration Statement. The Broker understands that, to that extent, such other participating broker-dealers shall compete with the Broker in the sale of the Shares.

4. Conditions of the Broker’s Obligations.

The Broker’s obligations hereunder are subject, during the full term of this Agreement and the Offering, to (a) the performance by the Managing Dealer of its obligations hereunder, and (b) the conditions that: (i) the Registration Statement shall become and remain effective; and (ii) no stop order shall have been issued suspending the effectiveness of the Offering.

5. Conditions to the Managing Dealer’s Obligations.

The obligations of the Managing Dealer hereunder are subject, during the full term of this Agreement and the Offering, to the conditions that: (a) at the effective date of the Registration Statement and thereafter during the term of this Agreement while any Shares remain unsold, the Registration Statement shall remain in full force and effect authorizing the offer and sale of the Shares; (b) no stop order suspending the effectiveness of the Offering or other order restraining the offer or sale of the Shares shall have been issued nor proceedings therefor initiated or threatened by any state regulatory agency or the SEC; and (c) the Broker shall have satisfactorily performed all of its obligations hereunder.

6. Representations, Warranties and Covenants of the Managing Dealer.

The Managing Dealer represents, warrants and covenants during the full term of this Agreement that:

(a) It shall use its best efforts to prevent the sale of the Shares through persons other than member NASD broker-dealers, or exempt entities where permitted by applicable securities laws and regulations.

(b) It shall use its best efforts to cause the Company to maintain the effectiveness of the Registration Statement and to file such applications or amendments to the Registration Statement as may be reasonably necessary for that purpose.

(c) It shall advise the Broker whenever and as soon as it receives or learns of any order issued by the SEC or the regulatory agency of any jurisdictions which suspends the effectiveness of the Registration Statement or prevents the use of the Prospectus or which otherwise prevents or suspends the offering or sale of the Shares, or receives notice of any proceedings regarding any such order.

(d) It shall use its best efforts to prevent the issuance of any order described herein at subparagraph (c) hereof and to obtain the lifting of any such order if issued.

(e) It shall give the Broker written notice when the Registration Statement becomes effective and shall deliver to the Broker such number of copies of the Prospectus, and any supplements and amendments thereto, which are finally approved by the SEC, as the Broker may reasonably request for sale of the Shares. This delivery may be in electronic format.

(f) It shall promptly notify the Broker of any post-effective amendments or supplements to the Registration Statement or Prospectus, and shall furnish the Broker with copies of any revised Prospectus and/or supplements and amendments to the Prospectus. This delivery may be in electronic format.

(g) During the full term of this Agreement, the Managing Dealer shall have full authority to take such action as it may deem advisable in respect to all matters pertaining to the performance of the Broker under this Agreement.

7. Representations, Warrants and Covenants of the Broker.

The Broker represents, warrants and covenants during the full term of this Agreement that:

(a) The Broker is organized and in good standing in the jurisdictions in which it does business, presently registered as a broker-dealer with the SEC and a member firm of the NASD with authority to engage in public offer and sale of REIT securities, and presently licensed by the appropriate regulatory agency of each jurisdictions in which it will offer and sell the Shares as a securities broker-dealer qualified to offer and sell to members of the public securities of the type represented by the Shares or exempt from all such registration requirement. The Broker has the power and authority to enter into and perform this Agreement; the execution and delivery of this Agreement by the Broker has been duly and validly authorized by all necessary action; the execution and delivery of this Agreement, the fulfillment of its terms and consummation of the transactions contemplated hereunder do not and will not conflict with or constitute a breach or default under any other agreement, indenture or instrument by which the Broker is bound, or any law, regulation or order applicable to the Broker. This Agreement constitutes the valid and binding agreement of the Broker, enforceable against it in accordance with its terms.

(b) The Broker shall offer and sell Shares only where the Shares may be legally offered and sold, and only to such persons in such jurisdictions who shall be legally qualified to purchase the Shares. The Managing Dealer shall give the Broker written notice at the time of effectiveness of those jurisdictions in which the offering and sale of Shares may be made, and shall amend such notice thereafter as additional jurisdictions are added; no Shares shall be offered or sold in any other jurisdictions. The Company is responsible, at or prior to the time the Registration Statement becomes effective, to qualify the Shares for offering and sale under the securities laws of such jurisdictions as the Company shall elect. The Managing Dealer assumes no obligation or responsibility in respect of the qualification of the Shares under the laws of any jurisdiction. The blue sky survey for the Company indicates or will indicate the jurisdictions where it is believed that offers and sales of the Shares may be effected under the applicable blue sky or state securities laws. In effecting offers or sales in a jurisdiction, Broker will comply with all special conditions and limitations imposed by such jurisdiction, as set forth in the blue sky survey for the Company. If the blue sky survey for the Company is not enclosed herewith, it will be made available to Broker at a later date. In no circumstances will Broker engage in any activities hereunder in any jurisdiction (a) which is not listed in the blue sky survey as a jurisdiction where offers and sales of the Shares may be effected under the blue sky or securities laws of such jurisdiction or (b) in which Broker may not lawfully so engage. The blue sky survey shall not be considered Authorized Sales Literature.

(c) The Broker will use every reasonable effort to assure that Shares are sold only to investors who:

(1) meet the investor suitability standards, including the minimum income and net worth standard established by the Company, and minimum purchase requirements set forth in the Registration Statement;

(2) can reasonably benefit from the Company based on the prospective investor’s overall investment objectives and portfolio structure;

(3) are able to bear the economic risk of the investment based on each prospective investor’s overall financial situation; and

(4) have apparent understanding of (a) the fundamental risks of the investment; (b) the risk that the prospective investor may lose the entire investment; (c) the lack of liquidity of the Shares; (d) the restrictions on transferability of the Shares; (e) the background and qualifications of the officers and directors of the Company, the advisor to the Company (the “Advisor”); and (f) the tax consequences of an investment in the Shares.

The Broker will make the determinations required to be made by it pursuant to subparagraph (c) for each purchase of Shares by an investor, including any purchases pursuant to the reinvestment plan, based on information it has obtained from a prospective investor, including, at a minimum, but not limited to, the prospective investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments of the prospective investor, as well as any other pertinent factors deemed by the Broker to be relevant.

(d) In addition to complying with the provisions of subparagraph (c) above, and not in limitation of any other obligations of the Broker to determine suitability imposed by state or federal law, the Broker agrees that it will comply fully with all of the applicable provisions of the NASD’s Conduct Rules, and the following provisions:

(1) The Broker shall have reasonable grounds to believe, based upon information provided by the investor concerning his investment objectives, other investments, financial situation and needs, and upon any other information known by the Broker, that (A) each investor to whom the Broker sells Shares is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits (including tax benefits) of an investment in the Shares, (B) each investor to whom the Broker sells Shares has a fair market net worth sufficient to sustain the risks inherent in an investment in the Shares (including potential loss and lack of liquidity), and (C) the Shares otherwise are or will be a suitable investment for each investor to whom it sells Shares, and the Broker shall maintain files disclosing the basis upon which the determination of suitability was made;

(2) The Broker shall not execute any transaction involving the purchase of Shares in a discretionary account without prior written approval of the transaction by the investor;

(3) The Broker shall have reasonable grounds to believe, based upon the information made available to it, that all material facts are adequately and accurately disclosed in the Registration Statement and provide a basis for evaluating the Shares;

(4) In making the determination set forth in subparagraph (3) above, the Broker shall evaluate items of compensation, physical properties, tax aspects, financial stability and experience of the sponsor, conflicts of interest and risk factors, appraisals and other reports, as well as any other information deemed pertinent by it;

(5) If the Broker relies upon the results of any inquiry conducted by another member of the NASD with respect to the obligations set forth in subparagraphs (3) or (4) above, the Broker shall have reasonable grounds to believe that such inquiry was conducted with due care, that the member or members conducting or directing the inquiry consented to the disclosure of the results of the inquiry and that the person who participated in or conducted the inquiry is not the Managing Dealer or a sponsor or an affiliate of the sponsor of the Company;

(6) Prior to executing a purchase transaction in the Shares, the Broker shall have informed the prospective investor of all pertinent facts relating to the liquidity and marketability of the Shares; and

(7) The Broker agrees that it will comply with Rules 2730, 2740 and 2750 of the NASD’s Conduct Rules.

(e) In each jurisdiction, the Broker will permit only those of its agents, employees or representatives, who have effective registrations in such state, as and if required by the securities or “blue sky” laws of such state or similar securities laws of such jurisdictions, to review the suitability of interests for, to offer interests for sale to, or solicit offers to buy interests from, or otherwise negotiate with respect to, discuss the terms or merits of an investment in or provide any documents relating to the interests with, any investors resident in such jurisdiction.

(f) The Broker agrees to comply with the provisions of Article III.C of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc. (the “NASAA Guidelines”).

(g) The Broker agrees to retain in its files, for a period of at least six years, information which will establish that each purchaser of Shares falls within the permitted class of investors, and make copies available to the Managing Dealer upon request.

(h) The Broker shall conduct solicitation and other activities only in accordance with this Agreement, the 1933 Act and the applicable rules and regulations of the SEC.

(i) The Broker acknowledges receipt of copies of the Prospectus describing the terms of the Offering and the Shares offered thereby, including the Subscription Agreement as an attachment thereto. Neither Broker nor any other person is authorized by the Company or the Managing Dealer to give any information or make any representations in connection with this Agreement or the Offering of the Shares other than those contained in the Prospectus and Authorized Sales Literature. Without limiting the generality of the foregoing, Broker agrees not to publish, circulate or otherwise use any other advertisement or solicitation material other than the Prospectus and Authorized Sales Literature. Further, Broker agrees that should it distribute any Authorized Sales Literature to prospective purchasers, such distribution shall be accompanied or preceded by the Prospectus as then currently in effect.

(j) The Broker represents that it has not engaged, and agrees that it will not engage, in any activity in respect of the Shares in violation of the Securities Exchange Act of 1934, as amended (the “1934 Act”), including Rule l0b-5 and Regulation M thereunder.

(k) So long as the Shares have not been listed on a national securities exchange or quoted on the NASDAQ National Market System, Broker shall, in recommending the purchase, sale or transfer of Shares to an investor, (i) inform such investor of all pertinent facts relating to the liquidity and marketability of Shares; and (ii) have reasonable grounds to believe, based on information obtained from the investor, that an investment in the Shares is suitable for such investor.

(l) The Broker shall not, directly or indirectly, pay or award any finder’s fees, commissions or other compensation to any persons engaged by a potential investor for investment advice as an inducement to such advisor to advise the potential investor to purchase Shares in the Company.

(m) The Broker either (i) shall not purchase Shares for its own account or (ii) shall hold for investment any Shares purchased for its own account.

(n) The Broker hereby confirms that it is familiar with Securities Act Release No. 4968 and Rule 15c2-8 under the 1934 Act, relating to the distribution of preliminary and final prospectuses, and confirms that it has and will comply therewith.

(o) The Broker shall not in any way participate in, or effect the sale or transfer of Shares in connection with, a tender offer with respect to the Company’s common shares, whether or not such offer is subject to Section 14(d)(1) of the 1934 Act, other than with the written consent of the Company and/or the Managing Dealer.

(p) Neither the Broker, nor any officer, director, employee or agent of the Broker, shall disclose to any person, other than an officer, director, employee or agent of the Broker, any password relating to a restricted website or portion of a website provided to such Broker in connection with any offering. Neither the Broker, nor any officer, director, employee or agent of the Broker, shall disclose to any person, other than an officer, director, employee or agent of the Broker, any material downloaded from such a restricted website or portion of a website.

(q) The Broker shall verify the identity of each investor to whom it offers and sells shares under its “customer identification program” and verify the source of the investor’s funds as required by the anti-money laundering rules of the NASD, SEC and Department of Treasury, and screen such investors against current lists of individuals and organizations available from the Office of Foreign Asset Control (“OFAC”). The Broker shall not accept subscriptions from any person, entity or organization in a blocked jurisdiction. The Broker shall file any necessary or appropriate suspicious activity reports and currency transaction reports and other required under applicable “know your customer” and “anti-money laundering” laws and regulations in respect of investors or potential investors. The Broker has in place and adheres to a comprehensive anti-money laundering program that meets the requirements of NASD Conduct Rule 3011, Department of Treasury regulations issued pursuant to Title III of the USA PATRIOT Act and other applicable laws and regulations. The Broker agrees to cooperate with the Company and the Managing Dealer in gathering additional information in respect of an investor or the source of the investors funds as reasonably requested by the Managing Dealer or the Company, and agrees to cooperate with the Company and the Managing Dealer in connection with anti-money laundering laws and regulations. By forwarding an investor’s subscription information to the Company, the Broker represents and warrants that it has verified the identity of the investor and the source of the investor’s funds, that the investor is not listed on the OFAC list, and that the Broker, after conducting commercially reasonable diligence, is not aware of any suspicious or illegal activity associated with the investor or the source of the investor’s funds..

(r) The Broker agrees to have in place and adhere to a commercially reasonable program of customer privacy in compliance with applicable laws and industry best practices designed to assure the confidentiality and security of confidential investor information, as required by Regulation S-P and other applicable laws. The Broker will promptly notify the Managing Dealer of any breaches of security or loss of confidential customer information in respect of investors in the Company. The Broker agrees to have in place and adhere to a “business continuity plan” in conformity with the rules of the NASD and to cooperate with the Managing Dealer on business continuity plan matters.

(s) The Broker hereby confirms that if it intends to use electronic delivery to distribute the Prospectus to any person that it has the ability to view and download electronically delivered documents, and agrees that:

(1) It will view and download any documents electronically delivered to it by the Managing Dealer; and

(2) It will comply with all applicable requirements of the SEC and NASD and any laws or regulations related to the electronic delivery of documents.

(t) The Broker shall be entitled to submit subscription agreements using facsimile signatures and hereby agrees to acknowledge such facsimile signatures as if they were an original execution, and such subscription agreements shall be deemed as executed when an executed facsimile thereof is transmitted to the Company or the Managing Dealer.

8. Payment of Costs and Expenses.

The Broker shall pay all costs and expenses incident to the performance of its obligations under this Agreement, including:

(a) All expenses incident to the preparation, printing and filing of all advertising originated by it related to the sale of the Shares; and

(b) All other costs and expenses incurred in connection with its sales efforts related to the sales of the Shares which are not expressly assumed by the Company in its Managing Dealer Agreement with the Managing Dealer.

9. Indemnification.

(a) Under the Managing Dealer Agreement, a copy of which is included as an Exhibit to the Registration Statement, the Company has agreed to indemnify and hold harmless various parties, including each Broker and any party who controls such Broker within the meaning of the 1933 Act and the 1934 Act, from certain liabilities, and the Managing Dealer has agreed to indemnify the Company and certain associated persons.

(b) The Broker will indemnify, defend and hold harmless the Company, the Managing Dealer, and their respective officers, directors, partners, associated persons, and control persons, from and against any and all losses, claims, damages, liabilities and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities, joint or several, whether or not resulting in any liability to such persons, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) a breach or alleged breach by the Broker of any of its representations, warranties or covenants in this Agreement or (ii) any untrue statement or alleged untrue statement of any material fact made by the Broker to any offeree or purchaser of any of Shares (other than any statement contained in the Prospectus or any Approved Sales Literature, or any amendment or supplement thereto, except for information supplied by the Broker), or (iii) any omission or alleged omission by the Broker to state to any offeree or purchaser of any Shares a material fact necessary in order to make the statements made to such offeree or purchaser not misleading in light of the circumstances under which they were made (other than any such material fact omitted from the Prospectus, or any amendment or supplement thereto unless such omission is based on information supplied by the Broker), and will reimburse any legal or other expenses (including, but not limited to, reasonable attorneys’ fees) reasonably incurred by the Company or the Managing Dealer in connection with investigating or defending any such claim or action, whether or not resulting in any liability.

(c) The Managing Dealer will indemnify, defend and hold harmless the Broker, and its officers, directors, partners, associated persons, and control persons, from and against any and all losses, claims, damages, liabilities and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities, joint or several, whether or not resulting in any liability to such persons, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon a breach or alleged breach by the Managing Dealer of any of its representations, warranties or covenants in this Agreement; and will reimburse any legal or other expenses (including, but not limited to, reasonable attorneys’ fees) reasonably incurred by the Broker in connection with investigating or defending any such claim or action, whether or not resulting in any liability.

(d) The indemnity provided by this Section 9 will be in addition to any liability which a Party may otherwise have.

(e) If the right to indemnification provided for in this Section 9 would by its terms be available to a person hereunder (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”), but is held to be unavailable by a court of competent jurisdiction for any reason other than because of the terms of such indemnification provision, then the Company, the Managing Dealer and the Participating Brokers (collectively, the “Indemnifying Parties” and individually, an “Indemnifying Party”) shall contribute to the aggregate of such losses, claims, damages and liabilities as are contemplated in those paragraphs (including, but not limited to, any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any claim, action, suit or proceeding) in the ratio in which the net proceeds of the Offering of Shares have been actually received and retained by such Indemnifying Party. For purposes of the preceding sentence, proceeds, commissions, marketing support fees, due diligence expense reimbursements or other amounts paid to the Managing Dealer under this Agreement and paid by the Managing Dealer or the Company to a Participating Broker, shall not be deemed received and retained by the Managing Dealer. However, the right of contribution described in the preceding sentences is subject to the following limitation: No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the 1933 Act shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f) Any Indemnified Party entitled to contribution or indemnification will, promptly after receipt of such notice of commencement of any action, suit, proceeding or claim against him or it in respect of which a claim for contribution or indemnification may be made against another Indemnifying Party or Indemnifying Parties, notify such other Indemnifying Party or Indemnifying Parties. Failure to so notify such other Indemnifying Party or Indemnifying Parties shall not relieve such other Indemnifying Party or Indemnifying Parties from any other obligation it or they may have hereunder or otherwise, unless the Indemnifying Party has been materially prejudiced in his ability to defend the action as a result of such delay. If such other Indemnifying Party or Indemnifying Parties are so notified, such other Indemnifying Party or Indemnifying Parties shall be entitled to participate in the defense of such action, suit, proceeding or claim at its or their own expense or in accordance with arrangements satisfactory to all parties who may be required to contribute. After notice from such other Indemnifying Party or Indemnifying Parties to the Indemnified Party entitled to contribution or indemnification of its or their acknowledgement of its or their obligations hereunder and its or their election to assume its or their own defense, the Indemnifying Party or Indemnifying Parties so electing shall not be liable for any legal or other expenses of litigation subsequently incurred by the Indemnified Party entitled to indemnification or contribution in connection with the defense thereof, other than the reasonable costs of investigation. No party shall be required to contribute or provide indemnification with respect to the settlement amount of any action or claim settled without its consent.

10. Term of Agreement.

This Agreement shall become effective at 8:00 A.M. (Eastern Standard Time) on the first full business day following the day on which the Registration Statement becomes effective, or if later, the date on which this Agreement is executed by the Managing Dealer and the Broker. The Broker and the Managing Dealer may each prevent this Agreement from becoming effective, without liability to the other, by written notice before the time this Agreement would otherwise become effective. After this Agreement becomes effective, either party may terminate it at any time for any reason by giving thirty (30) days’ written notice to the other party; provided, however, that this Agreement shall in any event automatically terminate at the first occurrence of any of the following events: (a) the Registration Statement for offer and sale of the Shares shall cease to be effective; (b) the Company shall be terminated; (c) the Managing Dealer’s agreement with the Company to serve as Managing Dealer has expired or been terminated; or (d) the Broker’s license or registration to act as a broker-dealer shall be revoked or suspended by any federal, self-regulatory or state agency and such revocation or suspension is not cured within ten (10) days from the date of such occurrence. In any event, this Agreement shall be deemed suspended during any period for which such license is revoked or suspended. The following provisions shall survive any termination or expiration of this Agreement: Sections 1(d), 2, 7(g) and (r), and Sections 8-13

11. Notices.

All notices and communications hereunder shall be in writing and shall be deemed to have been given and delivered when deposited in the United States mail, postage prepaid, registered or certified mail, to the applicable address set forth below.

If sent to the Managing Dealer.

CNL SECURITIES CORP.
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801
Attention: Robert A. Bourne, Chief Executive Officer and
Catherine Bowman, SVP and Chief Compliance Officer

If sent to the Broker:

12. Successors.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, and shall not be assigned or transferred by the Broker by operation of law or otherwise.

13. Miscellaneous.

(a) This Agreement shall be construed in accordance with the applicable laws of the State of Florida.

(b) Nothing in this Agreement shall constitute the Broker as in association with or in partnership with the Managing Dealer, the Company or the other Participating Brokers. Instead, this Agreement shall only authorize the Broker to sell the Shares according to the terms as expressly set forth herein; provided, further, that the Broker shall not in any event have any authority to act as the agent or broker of the Managing Dealer except according to the terms expressly set forth herein.

(c) This Agreement embodies the entire understanding between the parties to the Agreement, and no variation, modification or amendment to this Agreement shall be deemed valid or effective unless it is in writing and signed by both parties hereto.

(d) If any provision of this Agreement shall be deemed void, invalid or ineffective for any reason, the remainder of the Agreement shall remain in full force and effect.

(e) The Company shall be a third party beneficiary of Section 9(b) of this Agreement; otherwise there shall be no third party beneficiaries of this Agreement, and other than the Company with respect to Section 9(b), no provision of this Agreement is intended to be for the benefit of any person or entity not a party to this Agreement, and no third party shall be deemed to be a beneficiary of any provision of this Agreement. Further, no third party shall by virtue of any provision of this Agreement have a right of action or an enforceable remedy against either party to this Agreement.

(f) This Agreement may be executed in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year set forth above.

BROKER:	MANAGING DEALER FOR CNL INCOME PROPERTIES, INC.

CNL SECURITIES CORP.
(Name of Broker)

By:	By:
Print Name:	Print Name:
Title:	Title:
Witness:	Witness: